Exhibit 23(i)

                       Law Offices of Stephanie A. Djinis
                              1749 Old Meadow Road
                                    Suite 310
                             McLean, Virginia 22102


                                 April 29, 2004



Midas Dollar Reserves, Inc.
11 Hanover Square
New York, NY 10005-3452

                  Re:      Midas Dollar Reserves, Inc.
                           File Nos. 2-57953 and 811-2474

Dear Sir or Madam:

     Midas Dollar Reserves, Inc. (the "Corporation") is a corporation organized under the laws of the state of Maryland by Articles of Incorporation, as amended and supplemented. You have requested our opinion as to certain matters regarding the issuance of certain Shares of the Corporation. As used in this letter, the term "Shares" means the shares of common stock of the Corporation issued pursuant to Post-Effective Amendment No. 61 to the Corporation's Registration Statement on Form N-1A ("PEA No. 61"). This opinion is valid only during the time that PEA No. 61 is effective and has not been superseded by another post-effective amendment, containing a prospectus applicable to the Corporation, that has become effective.

     We have, as counsel, participated in various corporate and other matters relating to the Corporation. We have examined copies of the Articles of Incorporation and By-laws, and other documents relating to the operation of the Corporation, either certified or otherwise proven to our satisfaction to be genuine, and we are generally familiar with its business affairs. Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Corporation. We express no opinion with respect to any other laws. Based upon the foregoing, it is our opinion that, when sold in accordance with the Corporation's Articles of Incorporation, By-laws and the terms contemplated by PEA No. 61, the Shares will be legally issued, fully paid and nonassessable by the Corporation.

     We hereby consent to the filing of this opinion in connection with PEA No. 61 being filed with the Securities and Exchange Commission.

                                   Sincerely,

                             /s/ Stephanie A. Djinis
                             -----------------------
                               Stephanie A. Djinis